EXHIBIT 4-kkk

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company:__________________________________
Morgan Stanley Tower, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the company is Morgan Stanley Finance, LLC.

   IN WITNESS WHEREOF, the undersigned have executed this Certificate on the     8      day of January             , A.D. 2016 .

By:	/s/ Aaron Guth
Authorized Person(s)

Name:	Aaron Guth
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